Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OpenTV Corp.

We have issued our reports dated March 9, 2007 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of OpenTV Corp. for the year ended December 31, 2006 appearing in the Annual Report of the Company to its shareholders on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Francisco, California
August 24, 2007